EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
EVCI Career Colleges Incorporated


We hereby consent to the incorporation by reference in the Registration Statement of EVCI Career Colleges Incorporated (formerly named Educational Video Conferencing, Inc.) on this Form S-8 of our report dated February 1, 2002, on the consolidated financial statements of EVCI Career Colleges Incorporated (formerly named Educational Video Conferencing, Inc.) and Subsidiaries as of December 31, 2001 and 2000 and for the years then ended appearing in the annual report on Form 10-KSB of EVCI Career Colleges Incorporated (formerly named Educational Video Conferencing, Inc.) for the year ended December 31, 2001.


/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 30, 2002